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Exhibit 16.1

July 2, 2010

Securities Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

        Please refer to our letter dated June 22, 2010, that addressed the registrant's disclosures in its Form 8-K filed on June 22, 2010.

        We have read Item 4.01 of Form 8-K to be filed on July 2, 2010, of Tropicana Entertainment Inc. and are in agreement with the statements contained in the first and third paragraphs on page two therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP

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  Exhibit 16.1